News Release

FOR IMMEDIATE RELEASE

BULLETIN!                          BULLETIN!                          BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, November 9, 2006, at 9:00 a.m. (EST) / 6:00 a.m. (PST). Dr. James Manuso, Chairman, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss the company’s performance and answer questions relating to this news release. Those wishing to participate in the call should dial 866-700-7173 (international callers dial 617-213-8838) at approximately 8:50 a.m. (EST). The passcode for the call is 62335620. Those not wishing to participate may listen to the live Webcast of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on SuperGen’s Web site for 90 days.

SuperGen Reports 2006 Third Quarter Financial Results

$5 Million Milestone Earned From Dacogen Sub-Licensing Agreement

DUBLIN, Calif., November 9, 2006 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the three and nine months ended September 30, 2006.

Total revenues for the 2006 third quarter were $8.3 million compared with $8.6 million for the same prior year period.  Total revenues for the 2006 third quarter reflects a $5.0 million milestone payment included in development and license revenue and $1.0 million in royalty revenue pursuant to the license agreement entered into with MGI PHARMA during 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen™ (decitabine) for Injection.  Net product revenue for the 2006 third quarter included Nipent® (pentostatin for injection) sales of approximately $1.9 million, compared with $5.1 million for the same prior year period.  The decrease in net product revenue during the 2006 third quarter is primarily due to the sale of the Company’s North American rights for Nipent and Surface Safe® to Mayne Pharma that was effective August 22, 2006.  In the prior year, total revenues for the 2005 third quarter included $2.5 million in development and license revenue for recognition of deferred revenue related to an upfront payment received and approximately $700,000 in reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA.

Total costs and operating expenses for the 2006 third quarter were $11.9 million compared with $11.1 million for the same prior year period.  The primary reason for the increase in total costs and operating expenses for the 2006 third quarter was higher research and development costs related to increased product development activities resulting from the acquisition of Montigen Pharmaceuticals earlier this year, inclusion of non-cash charges for the estimated fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006, severance and retention costs being accrued over the transition service period and higher legal expenses offset by lower sales and marketing expenses resulting from the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma.

The Company reported a net loss for the 2006 third quarter of $2.3 million, or $0.04 per share, compared with a net loss of $2.1 million, or $0.04 per share, for the same prior year period.  Included in the net loss for the 2006 third quarter is $565,000 of accrued severance and retention costs, a non-cash charge of $1.1 million for the fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006 and an income tax provision of $217,000 resulting primarily from the tax effect of the net proceeds received on the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma offset by reimbursed services provided to Mayne Pharma of $658,000, a non-cash gain for a change in valuation of derivatives of $654,000 and a milestone payment earned.

The Company has deferred the entire net gain on the sale of the North American rights for Nipent and Surface Safe to Mayne Pharma that was effective August 22, 2006.  The deferred net gain and related contingencies, which are estimated at $12.2 million, are included on the balance sheet and classified as a deferred gain on sale of products to Mayne Pharma.  The deferral of the gain is primarily due to a price protection contingency that is currently not estimable.  The Company will determine the actual amount to be recognized once the price protection contingency is determined or can be reasonably estimated.

During the 2006 third quarter the Company identified an unrecorded payroll liability involving a U.S. national who formerly worked with the Company in the United Kingdom.  The payroll liability relates to personal income tax, penalties and interest and is currently estimated to be an aggregate of approximately $930,000 as of September 30, 2006.  The liability originated during the years 2002 through 2006.  The Company adopted the provisions of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”) when considering the financial statement treatment and required disclosure for the unrecorded payroll liability.  Based on the adoption of SAB 108 the Company determined that $795,000 of the total payroll liability relates to periods prior to 2006 and is included as an adjustment to the accumulated deficit as of January 1, 2006 while the remaining $135,000 of the payroll liability originated during 2006 is included as an adjustment in selling, general and administrative expense for the three and nine-month periods ended September 30, 2006.  The cumulative effect of both adjustments, or $930,000, is included as an increase to the Company’s accrued payroll and employee benefits liability.  Based on the evaluation of the Company’s disclosure controls and procedures, as of the quarter and nine months ended September 30, 2006, management has concluded that the Company’s disclosure controls and procedures were not effective as of September 30, 2006 because of a material weakness in our internal control over financial reporting.  The Company is in the process of remediating this material weakness and is taking appropriate measures to establish additional policies and procedures to ensure that any similar obligations are properly identified and recorded.

Total revenues for the nine months ended September 30, 2006 were $35.2 million compared with $21.0 million for the same prior year period.  Total revenues for the nine months ended September 30, 2006, reflects $25.0 million of milestone payments included in development and license revenue and $1.0 million of royalty revenue pursuant to the license agreement entered into with MGI PHARMA during 2004.  Net product revenue for the nine months ended September 30, 2006, included Nipent sales of approximately $8.0 million, compared with $9.4 million for the same prior year period.  In the prior year, total revenues for the nine months ended September 30, 2005, included $7.4 million in development and license revenue for recognition of deferred revenue related to an upfront payment received and approximately $2.7 million in reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA.

Total costs and operating expenses for the nine months ended September 30, 2006, were $49.0 million compared with $33.5 million for the same prior year period.  The primary reason for the increase in total costs and operating expenses for the nine months ended September 30, 2006, was the inclusion of acquired in-process research and development expenses, higher research and development costs related to increased product development activities resulting from the acquisition of Montigen Pharmaceuticals earlier this year, inclusion of non-cash charges for the estimated fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006, severance and retention costs being accrued over the transition service period and higher legal expenses offset by lower sales and marketing expenses resulting from the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma.

The Company reported a net loss for the nine months ended September 30, 2006 of $10.2 million, or $0.19 per share, compared with a net loss of $10.9 million, or $0.21 per share, for the same prior year period.  Included in the net loss for the nine months ended September 30, 2006 is $565,000 of accrued severance and retention costs, a non-cash charge of $2.5 million to operating expenses for the fair value of employee stock options due to the adoption of SFAS 123R on January 1, 2006 and an income tax provision of $252,000 resulting primarily from the tax effect of the net proceeds received on the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma offset by reimbursed services provided to Mayne Pharma of $658,000, a gain of $780,000 representing the difference between the carrying value of a Company equity investment and the proceeds received from the exercise of outstanding warrants issued to certain previous note holders of the convertible debt instruments executed during 2003 to purchase shares of AVI BioPharma Inc.’s common stock at an exercise price of $5.00 per share, a non-cash gain for a change in valuation of derivatives of $1.3 million and milestones payments earned.

The Company’s unrestricted cash, cash equivalents and marketable securities increased to $73.2 million at September 30, 2006 compared with $50.7 million from the end of the prior quarter.

Recent Corporate Events:

July 2006:  SuperGen announced the achievement of a milestone as a result of the sub-licensing of Dacogen by MGI PHARMA to Cilag GmbH, a Johnson & Johnson company, granting exclusive development and commercialization rights in all territories outside North America.  During July 2006, SuperGen received 50% of the $10 million upfront payment and, as a result of both the original agreement with MGI PHARMA and this sublicense with Cilag GmbH, expects to receive up to $23.75 million in future milestone payments as they are achieved for Dacogen globally.  Additionally, SuperGen will receive 20% to 30% royalty on all sales worldwide.

August 2006:  The Company announced the closing of the sale of SuperGen’s North American rights for Nipent and Surface Safe to Mayne Pharma that was effective August 22, 2006.

October 2006: SuperGen announced that its Chief Operating Officer Edward Jacobs will leave the company at year-end following the substantial completion of transition activities related to the sale of SuperGen’s North American rights to Nipent and Surface Safe to Mayne Pharma.

About SuperGen

Based in Dublin, Calif., SuperGen is a pharmaceutical company dedicated to the discovery, acquisition, rapid development and commercialization of therapies for solid tumors and hematological malignancies.  SuperGen is developing a number of therapeutic anticancer products focused on inhibitors of aurora-A, tyrosine kinase and DNA methyltransferase. For more information about SuperGen, please visit http://www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.

These forward-looking statements include statements regarding SuperGen’s obligations to make contingent payments in connection with the acquisition of Montigen, SuperGen’s estimation of the amount of the unrecorded payroll tax liability, whether SuperGen will satisfactorily achieve the remaining contingencies surrounding the Mayne Pharma transaction and when or whether the deferred revenue is recognized for accounting purposes and SuperGen’s expectation of future milestone payments and royalties on worldwide Dacogen sales.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the actual amount of the payroll liability and its impact on our financial statements, and the ability of MGI to generate global sales of Dacogen.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of Orathecin, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

SuperGen	Noonan Russo
Timothy L. Enns	Sharon Weinstein, (212) 845-4271 (Investors)
S.V.P., Corporate Communications & Business Development	sharon.weinstein@eurorscg.com
(925) 560-0100 x111	Tracey Milani, (858) 546-4811 (Media)
tenns@supergen.com	tracey.milani@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Net product revenue	$2,228	$5,457	$9,096	$10,096
Development and license revenue from MGI PHARMA, Inc.	5,064	3,168	25,064	10,110
Royalty revenue	1,043	—	1,043	—
Distribution agreement and other revenue	—	—	—	757
Total revenues	8,335	8,625	35,203	20,963
Costs and operating expenses:
Cost of product revenue	482	736	1,877	1,736
Research and development	4,651	3,571	11,509	11,585
Selling, general, and administrative	6,753	6,761	19,312	20,159
Acquired in-process research and development	—	—	16,318	—
Total costs and operating expenses	11,886	11,068	49,016	33,480
Loss from operations	(3,551)	(2,443)	(13,813)	(12,517)
Interest income	796	444	1,794	1,227
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	—	—	780	—
Change in valuation of derivatives	654	(79)	1,327	421
Loss before income tax	(2,101)	(2,078)	(9,912)	(10,869)
Income tax provision	(217)	—	(252)	—
Net loss	$(2,318)	$(2,078)	$(10,164)	$(10,869)
Basic and diluted net loss per comon share	$(0.04)	$(0.04)	$(0.19)	$(0.21)
Weighted average shares used in basic and diluted net loss per common share calculation	53,607	51,320	52,858	51,215

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72,974	$47,664
Accounts receivable, net	1,267	5,576
Development revenue receivable from MGI PHARMA, Inc.	64	550
Accounts receivable, Mayne Pharma	658	—
Inventories	168	1,439
Prepaid distribution and marketing rights	1,260	—
Prepaid expenses and other current assets	1,589	1,407
Total current assets	77,980	56,636
Marketable securities, non-current	199	147
Investment in stock of related parties	682	673
Due from related parties, non-current	40	52
Property, plant and equipment, net	3,090	2,907
Goodwill	731	731
Other intangibles, net	1,064	290
Restricted cash and investments, non-current	11,085	11,805
Other assets	20	30
Total assets	$94,891	$73,271
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,477	$3,391
Derivative liability	490	1,817
Payable to AVI BioPharma, Inc.	565	565
Deferred gain on sale of products to Mayne Pharma	12,235	—
Deferred revenue	1,007	—
Accrued payroll and employee benefits	3,797	2,269
Total current liabilities	21,571	8,042
Deferred rent.	952	972
Total liabilities	22,523	9,014
Stockholders' equity	72,368	64,257
Total liabilities and stockholders' equity	$94,891	$73,271